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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 or 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934


                                August 17, 2001
               Date of report (Date of earliest event reported)


                              G & L REALTY CORP.
                              -----------------
              (Exact name of registrant as specified in charter)


             Maryland                      1-12566             95-4449388
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  (State or Other Jurisdiction of     (Commission File       (IRS Employer
           Incorporation                   Number         Identification No.)


             439 N. Bedford Drive, Beverly Hills, California 90210
             -----------------------------------------------------
              (Address of principal executive offices) (Zip code)

       Registrant's telephone number including area code: (310) 273-9930

                                Not applicable.
                      ----------------------------------
         (Former name or former address, if changed since last report)
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Item 5.    Other Events.

On June 6, 2001, G&L Realty Corp. (the "Company") reported that Lyle Weisman and certain of his associates (the "Weisman Group") had delivered to the special committee of the board of directors a proposal to acquire, at the election of the Company, either (i) all of the issued and outstanding common stock of the Company for $15.00 per share or (ii) all of the assets of the Company (the "Weisman Proposal"). On June 25, 2001, the Company reported that the Weisman Group had delivered to the special committee a first amendment to the Weisman Proposal in which it increased the price per share of common stock of the Company to $15.25 per share and deleted the reference to purchasing the Company's assets. On July 10, 2001, the Company reported that the Weisman Group had delivered to the special committee a second amendment to the Weisman Proposal that: (i) increased the price per share of common stock of the Company, if the Weisman Group acquires 100% of such common stock, to $16.00 per share, subject to satisfactory completion of customary corporate and legal due diligence, and with a statement that the price per share would not be adjusted to less than $15.25 per share if the Weisman Group elected to continue with the transaction; and (ii) offered to purchase, at the Company's election, less than all, but not less than 50.1% of the Company's common stock on a fully diluted basis, at a price of $15.25 per share, without a contingency for due diligence. On July 19, 2001, the Company announced that the special committee had responded in a letter addressed to the Weisman Group that it would be prepared to support a proposal by the Weisman Group to acquire the Company in which: (i) all common stockholders (other than the Weisman Group) received a price of not less than $16.00 per share; (ii) there would be no contingencies for due diligence or financing; (iii) the Weisman Group would make a nonrefundable payment of $2.5 million to the Company; and (iv) other requirements set forth in the response were met. On July 31, 2001, the Company announced that the special committee had received a further amendment (the "Third Amendment") to the Weisman Proposal that: (i) reaffirmed the Weisman Group's desire to acquire all, but not less than 50.1%, of the Company's common stock; (ii) increased the proposed cash purchase price per share to $16.35 per share, subject to satisfactory completion of customary corporate and legal due diligence, or $15.35 per share without a contingency for due diligence; (iii) conditioned the amended proposal on the negotiation and execution of a definitive acquisition agreement and the termination of the agreement and plan of merger dated as of May 10, 2001 between the Company and a company owned by Daniel M. Gottlieb and Steven D. Lebowitz; and (iv) offered to deliver a deposit of $750,000 to counsel for the special committee if the Company accepted the amended proposal, and to increase the deposit by an additional $400,000 upon execution of a definitive acquisition agreement, provided that the deposit would be refunded if the transaction were unable to close prior to October 30, 2001, for any reason other than a breach of the acquisition agreement by the Weisman Group.

Special Committee Declines Weisman Proposal

On August 17, 2001, the special committee advised the Weisman Group that it is unable to recommend to the full board of directors that it proceed with the transaction outlined in the Third Amendment to the Weisman Proposal. The special committee stated that the Third Amendment did not address its previously expressed concerns that the proposed transaction could not be
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consummated because Messrs. Gottlieb and Lebowitz and other stockholders would not support it, and that the proposal did not provide for reimbursement of the Company for losses it would incur in the event of a failed transaction.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

Exhibit      Description
No.

99.1         Press release issued by G&L Realty Corp. on August 17, 2001.

99.2 Letter dated August 17, 2001 from S. Craig Tompkins, chairman of the special committee, to the Weisman Group regarding their proposal to acquire the common stock of the Company.
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SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      G & L REALTY CORP.

                                      By:   /s/ David E. Hamer
                                            --------------------------
                                            David E. Hamer
                                            Chief Accounting Officer

DATED:    August 17, 2001